As filed with the Securities and Exchange Commission on March 16, 2015

Registration No. 333-144102

Registration No. 333-156249

Registration No. 333-183408

Registration No. 333-195817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 No. 333-144102

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 No. 333-156249

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 No. 333-183408

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 No. 333-195817

Allied Nevada Gold Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-5597115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada	89521
(Address of Principal Executive Offices)	(Zip Code)

Allied Nevada Gold Corp. Special Stock Option Plan

Allied Nevada Gold Corp. Restricted Share Plan

Allied Nevada Gold Corp. 2007 Stock Option Plan, as amended

Allied Nevada Gold Corp. Deferred Phantom Unit Plan

Allied Nevada Gold Corp. Deferred Share Unit Plan

Allied Nevada Gold Corp. Performance and Incentive Pay Plan

(Full title of plan)

Stephen M. Jones

Executive Vice President and Chief Financial Officer

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

(Name and address of agent for service)

(775) 385-4455

(Telephone number, including area code, of agent for service)

with copies to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street

Chicago, Illinois 60602

(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

Allied Nevada Gold Corp. (“Allied Nevada”) is filing this Post-Effective Amendment to each of the following registration statements on Form S-8 (collectively, the “Registration Statements”), previously filed by Allied Nevada, to deregister all shares of common stock, par value $.001 per share (the “Common Stock”), of Allied Nevada that remain unissued under such registration statements.

1. Registration Statement No. 333-144102, filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2007 registering 3,000,000 shares of Common Stock issuable under the Allied Nevada Gold Corp. 2007 Stock Option Plan (the “2007 Plan”) and 619,550 shares of Common Stock issuable under the Allied Nevada Gold Corp. Special Stock Option Plan;

2. Registration Statement No. 333-156249, filed with the Commission on December 17, 2008, registering an additional 2,700,000 shares issuable under the 2007 Plan and 1,200,000 shares of Common Stock issuable under the Allied Nevada Gold Corp. Restricted Share Plan;

3. Registration Statement No. 333-183408 filed with the Commission on August 17, 2012, registering 300,000 shares of Common Stock issuable under the Allied Nevada Gold Corp. Deferred Phantom Unit Plan and 500,000 shares of Common Stock issuable under the Allied Nevada Gold Corp. Deferred Share Unit Plan.; and

4. Registration Statement No. 333-195807, filed with the Commission on May 8, 2014, registering 4,000,000 shares of Common Stock issuable under the Allied Nevada Gold Corp Performance and Incentive Pay Plan.

On March 10, 2015, Allied Nevada and certain of its subsidiaries (each a “Debtor”) filed voluntary petitions for relief under the Bankruptcy Code (the “Chapter 11 Petition”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Subject to the approval of the Bankruptcy Court, Allied Nevada and each other Debtor will continue to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a result of the Chapter 11 Petition, Allied Nevada has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance, with an undertaking made by Allied Nevada in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that have been registered for issuance but remain unsold at the termination of the offering, Allied Nevada hereby removes any and all securities of Allied Nevada registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on March 16, 2015.

Allied Nevada Gold Corp.
(Registrant)

By:	/s/ Randy E. Buffington
Randy E. Buffington
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to each of the Registration Statements has been signed on March 16, 2015 by the following persons in the capacities indicated:

Signature	Title

/s/ Randy E. Buffington	President, Chief Executive Officer and Director
Randy E. Buffington	(principal executive officer)

/s/ Stephen M. Jones	Executive Vice President and Chief Financial Officer
Stephen M. Jones	(principal financial officer and principal accounting officer)

/s/ Robert M. Buchan	Executive Chairman and Director
Robert M. Buchan

/s/ John W. Ivany	Director
John W. Ivany

/s/ Stephen A. Lang	Director
Stephen A. Lang

/s/ Cameron A. Mingay	Director
Cameron A. Mingay

/s/ Terry M. Palmer	Director
Terry M. Palmer

/s/ Carl Pescio	Director
Carl Pescio

/s/ A. Murray Sinclair	Director
A. Murray Sinclair

/s/ Robert G. Wardell	Director
Robert G. Wardell